Exhibit 5.2

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 AMERICA • ASIA PACIFIC • EUROPE

November 7, 2019

OneMain Holdings, Inc.
Springleaf Finance Corporation
601 N.W. Second Street
Evansville, Indiana 47708

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-221391 (the “Registration Statement”), filed by Springleaf Finance Corporation, an Indiana corporation (the “Company”), and OneMain Holdings, Inc., a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act.  Pursuant to the Registration Statement, (i) the Company is issuing $750,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2029 (the “Notes”), and (ii) the Guarantor is providing a guarantee of the Notes (the “Guarantee” and, together with the Notes, the “Securities”).  The Securities are being issued under an Indenture, dated as of December 3, 2014 (the “Base Indenture”), as supplemented by the Ninth Supplemental Indenture, dated as of November 7, 2019 (together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”).  The Securities are to be sold by the Company pursuant to the Underwriting Agreement, dated as of November 5, 2019 (the “Underwriting Agreement”), among the Company, the Guarantor and RBC Capital Markets, LLC and Goldman Sachs & Co. LLC, as representatives of the several Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Notes in global form and the resolutions adopted by the board of directors of each of the Company and the Guarantor relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Notes by the Company and the creation and issuance of the Guarantee by the Guarantor.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Guarantor and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Guarantor.

OneMain Holdings, Inc.
Springleaf Finance Corporation
November 7, 2019

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.          The Notes will constitute valid and binding obligations of the Company when the Notes are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

2.          The Guarantee by the Guarantor will constitute the valid and binding obligation of the Guarantor when the Notes are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that (x) we make no such assumption in clause (i) and (ii) insofar as it relates to the Guarantor (except as otherwise set forth herein) and (y) we make no such assumption in clause (iii) insofar as it relates to the Company or the Guarantor and is expressly covered by our opinions set forth herein.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.  Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any Notes or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

OneMain Holdings, Inc.
Springleaf Finance Corporation
November 7, 2019

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP